237 Park Avenue New York, New York
10017.3142
TEL 212.880.6000 FAX 212.682.0200
www.torys.com
November 6, 2006
Brookfield Asset Management Inc.
BCE Place
181 Bay Street
Suite 300, P.O. Box 762
Toronto, Ontario M5J 2T3
Canada
Ladies and Gentlemen:
RE: BROOKFIELD ASSET MANAGEMENT INC. REGISTRATION STATEMENT ON FORM F-9
We hereby consent to the references to our firm name in the prospectus filed as part of this Amendment No. 1 to the registration statement on Form F-9 relating to the offering of US$750,000,000 of Debt Securities and Class A Preference Shares by Brookfield Asset Management Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Sincerely,
/s/ TORYS LLP